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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ENTEROMEDICS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
29365M 10 9
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     ☐ Rule 13d-1(b)
     ☐ Rule 13d-1(c)
     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29365M 10 9	13G	Page	2	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) InterWest Partners IX, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,546,761

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,546,761

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	29365M 10 9	13G	Page	3	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) InterWest Management Partners IX, LLC (the General Partner of InterWest Partners IX, LP)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,546,761

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,546,761

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	29365M 10 9	13G	Page	4	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Michael D. Boich (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael D. Boich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	5	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Harvey B. Cash (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
0

	8	SHARED DISPOSITIVE POWER

1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.2%

12	TYPE OF REPORTING PERSON

IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	6	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Bruce A. Cleveland (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Bruce A. Cleveland that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	7	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Christopher B. Ehrlich (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	8	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Philip T. Gianos (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	9	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Linda S. Grais (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Linda S. Grais that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	10	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) W. Stephen Holmes III (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	11	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Nina S. Kjellson (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Nina S. Kjellson that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	12	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Gilbert H. Kliman (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	13	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Ellen E. Koskinas (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Ellen E. Koskinas that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	14	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) H. Ronald Nash (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	15	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Khaled A. Nasr (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Khaled A. Nasr that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	16	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Arnold L. Oronsky (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	17	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Douglas A. Pepper (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Douglas A. Pepper that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	18	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Thomas L. Rosch (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	19	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Michael B. Sweeney (a Managing Director of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	20	of	25 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Victor A. Westerlind (a Venture Member of InterWest Management Partners IX, LLC)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Victor A. Westerlind that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

ITEM 1.
(a)	NAME OF ISSUER : EnteroMedics, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

2800 Patton Road, Roseville, MN 55113
ITEM 2.
(a)	NAME OF PERSON(S) FILING:
InterWest Partners IX, LP (“IWP IX”)
InterWest Management Partners IX, LLC (“IMP IX”)
Michael D. Boich (“Boich”)
Harvey B. Cash (“Cash”)
Bruce A. Cleveland (“Cleveland”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
Linda S. Grais (“Grais”)
W. Stephen Holmes III (“Holmes”)
Nina S. Kjellson (“Kjellson”)
Gilbert H. Kliman (“Kliman”)
Ellen E. Koskinas (“Koskinas”)
H. Ronald Nash (“Nash”)
Khaled A. Nasr (“Nasr”)
Arnold L. Oronsky (“Oronsky”)
Douglas A. Pepper (“Pepper”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)
Victor A. Westerlind (“Westerlind”)
(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP IX:	California
IMP IX:	California
Boich:	United States
Cash:	United States
Cleveland:	United States
Ehrlich:	United States
Gianos:	United States
Grais:	United States
Holmes:	United States
Kjellson:	United States
Kliman:	United States
Koskinas:	United States
Nash:	United States
Nasr:	United States
Oronsky:	United States
Pepper:	United States
Rosch:	United States
Sweeney:	United States
Westerlind:	United States
Page 21 of 25 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 29365M 10 9
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP IX	IMP IX (1)	Boich (2)	Cash (2)	Cleveland (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	1,546,761	1,546,761	0	0	0
Shared Voting Power	0	0	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	1,546,761	1,546,761	0	0	0
Shared Dispositive Power	0	0	1,546,761	1,546,761	1,546,761

	Ehrlich (2)	Gianos (2)	Grais (2)	Holmes (2)	Kjellson (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	0	0	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	0	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761

	Kliman (2)	Koskinas (2)	Nash (2)	Nasr (2)	Oronsky (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	0	0	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	0	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761

	Pepper (2)	Rosch (2)	Sweeney (2)	Westerlind (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	0	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761	1,546,761

(1)	IMP IX is the general partner of IWP IX.

(2)	Cash, Gianos, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP IX. Boich, Cleveland, Ehrlich, Grais, Kjellson, Koskinas, Nash, Nasr, Pepper and Westerlind are Venture Members of IMP IX.
Page 22 of 25 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP IX, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 23 of 25 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2008

By:	/s/ Michael D. Boich

Name:	Michael D. Boich

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Bruce A. Cleveland

Name:	Bruce A. Cleveland

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ Linda S. Grais

Name:	Linda S. Grais

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson

Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Ellen E. Koskinas

Name:	Ellen E. Koskinas

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Khaled A. Nasr

Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

INTERWEST PARTNERS IX, LP

By:	InterWest Management Partners IX, LLC
its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC

By:		/s/ W. Stephen Holmes

Managing Director

By:		/s/ Douglas A. Pepper

Name:		Douglas A. Pepper

By:		/s/ Thomas L. Rosch

Name:		Thomas L. Rosch

By:		/s/ Michael B. Sweeney

Name:		Michael B. Sweeney

By:		/s/ Victor A. Westerlind

Name:		Victor A. Westerlind

Page 24 of 25 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 12, 2008

By:	/s/ Michael D. Boich

Name:	Michael D. Boich

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Bruce A. Cleveland

Name:	Bruce A. Cleveland

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ Linda S. Grais

Name:	Linda S. Grais

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson

Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Ellen E. Koskinas

Name:	Ellen E. Koskinas

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Khaled A. Nasr

Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

INTERWEST PARTNERS IX, LP

By:	InterWest Management Partners IX, LLC
its General Partner

	By:	/s/ W.Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC

By:		/s/ W. Stephen Holmes

Managing Director

By:		/s/ Douglas A. Pepper

Name:		Douglas A. Pepper

By:		/s/ Thomas L. Rosch

Name:		Thomas L. Rosch

By:		/s/ Michael B. Sweeney

Name:		Michael B. Sweeney

By:		/s/ Victor A. Westerlind

Name:		Victor A. Westerlind

Page 25 of 25 Pages